PROSPECTUS SUPPLEMENT DATED OCTOBER 2, 2002 TO PROSPECTUS DATED MAY 6, 2002	Filed Pursuant to Rule 424(b)(3) Registration No. 333-72748 CUSIP No. 007973 AC4

ADVANCED ENERGY INDUSTRIES, INC.
$125,000,000

5.00% Convertible Subordinated Notes due September 1, 2006 and
Shares of Common Stock Issuable Upon Conversion of the Notes

     This prospectus supplement supplements information contained in the prospectus dated May 6, 2002 relating to the potential sale from time to time of up to $125,00,000 aggregate amount of notes and the common stock into which the notes are convertible. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

     The following table supplements the information set forth in the prospectus under the caption “Selling Security Holders” with respect to the selling holders and the respective principal amounts of notes beneficially owned by the selling holders that may be offered pursuant to the prospectus, as amended or supplemented:

	Aggregate
	Principal		Number
	Amount of	Percentage	of Shares of
	Notes	Of	Common
	Beneficially	Notes	Stock
Name	Owned and Offered	Outstanding	Offered

Bank Australia Cayman Islands, LTD	3,525,000	2.8	118,189
Deutsche Bank Securities Inc.	15,737,000	12.6	527,644
Goldman Sachs & Company	208,000	*	6,974
Ramius, LP	133,000	*	4,459
RCG Baldwin, LP	267,000	*	8,952
RCG Halifax Master Fund, LTD	350,000	*	11,735
RCG Latitude Master Fund, LTD	1,795,000	1.4	60,184
RCG Multi Strategy, LP	2,730,000	2.2	91,533

     None of the above selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or has had any material relationship with us within the past three years.